                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

             Certification and Notice of Termination of Registration
           under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
            Under Sections 13 and 15(d) of the Securities Act of 1934

                         Commission File Number 1-11868

                    ZURICH REINSURANCE CENTRE HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)



   Once Chase Manhattan Plaza, 43rd Floor, New York, N.Y. 10005 (212) 898-5000
               (Address, including zip code, and telephone number,
                     including principal executive offices)




                          Common Stock, $0.01 par value
            (Title of each class of securities covered by this Form)

                                      None
                 (Titles of all other classes of securities for
               which a duty to file reports under Section 13(a) or
                                 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)     [x]             Rule 12h-3(b)(1)(ii)    [ ]
     Rule 12g-4(a)(1)(ii)    [ ]             Rule 12h-3(b)(2)(i)     [ ]
     Rule 12g-4(a)(2)(i)     [ ]             Rule 12h-3(b)(2)(ii)    [ ]
     Rule 12g-4(a)(2)(ii)    [ ]             Rule 15d-6              [ ]
     Rule 12h-3(b)(1)(i)     [x]

         Approximate number of holders of record as of the certification or notice date:

                   1

         Pursuant to the requirements of the Securities Exchange Act of 1934, Zurich Reinsurance Centre Holdings, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATED:  August 29, 1997                       By:  /s/ Mark R. Sarlitto
                                              Name:  Mark R. Sarlitto
                                              Title:  Senior Vice President,
                                                       Secretary and General
                                                       Counsel

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15

             Certification and Notice of Termination of Registration
           under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
            Under Sections 13 and 15(d) of the Securities Act of 1934

                         Commission File Number 1-11868

                    ZURICH REINSURANCE CENTRE HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)



   Once Chase Manhattan Plaza, 43rd Floor, New York, N.Y. 10005 (212) 898-5000
               (Address, including zip code, and telephone number,
                     including principal executive offices)




                          7 1/8% Senior Notes, due 2023
            (Title of each class of securities covered by this Form)

                                      None
                 (Titles of all other classes of securities for
               which a duty to file reports under Section 13(a) or
                                 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)     [ ]         Rule 12h-3(b)(1)(ii)    [ ]
       Rule 12g-4(a)(1)(ii)    [ ]         Rule 12h-3(b)(2)(i)     [ ]
       Rule 12g-4(a)(2)(i)     [ ]         Rule 12h-3(b)(2)(ii)    [ ]
       Rule 12g-4(a)(2)(ii)    [ ]         Rule 15d-6              [ ]
       Rule 12h-3(b)(1)(i)     [x]

         Approximate number of holders of record as of the certification or notice date:

                   47

         Pursuant to the requirements of the Securities Exchange Act of 1934, Zurich Reinsurance Centre Holdings, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATED:  August 29, 1997                        By:  /s/ Mark R. Sarlitto
                                               Name:  Mark R. Sarlitto
                                               Title:  Senior Vice President,
                                                        Secretary and General
                                                        Counsel